                                                              File No. 333-71007

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


      As filed with the Securities and Exchange Commission on May 3, 1999.


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         UNITED HEALTHCARE CORPORATION
             (Exact name of registrant as specified in its charter)

          Minnesota                        6324                       41-1321939
 (State or other jurisdiction       (Primary Standard              (I.R.S. Employer
     of incorporation or        Industrial Classification        Identification No.)
        organization)                  Code Number)

                                                   David J. Lubben, General Counsel
                                                     United HealthCare Corporation
               300 Opus Center                              300 Opus Center
             9900 Bren Road East                          9900 Bren Road East
         Minnetonka, Minnesota 55343                  Minnetonka, Minnesota 55343
               (612) 936-1300                               (612) 936-1300
      (Address, including Zip Code, and           (Name, address, including Zip Code,
      telephone number, including area           and telephone number, including area
       code, of registrant's principal                code, of agent for service)
             executive offices)

                           --------------------------

                                    Copy to:
                            Patrick F. Courtemanche
                              Dorsey & Whitney LLP
                             220 South Sixth Street
                          Minneapolis, Minnesota 55402
                                 (612) 340-5653
                           --------------------------

    Approximate date of proposed sale of securities to the public: As soon as practicable after the effective date of this registration statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                           --------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


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--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE NEW NOTES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE NEW NOTES AND IT IS NOT SOLICITING AN OFFER TO BUY THE NEW NOTES IN ANY STATE WHERE, OR TO ANY PERSON TO WHOM, THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MAY 3, 1999


PROSPECTUS

                         UNITED HEALTHCARE CORPORATION
                               OFFER TO EXCHANGE
               ITS $250,000,000 6.60% NOTES DUE DECEMBER 1, 2003
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT
                           FOR ALL OF ITS OUTSTANDING
                 $250,000,000 6.60% NOTES DUE DECEMBER 1, 2003

                          TERMS OF THE EXCHANGE OFFER

         THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME
            ON                , 1999, UNLESS WE EXTEND THAT DEADLINE.

- We will not receive any proceeds from the issuance of the new notes or from the exchange of the new notes for the old notes.

- The new notes are almost identical to the old notes, except that the new notes have been registered under the Securities Act, and therefore the transfer restrictions and registration rights provisions applicable to the old notes do not apply to the new notes, and the new notes will not provide for an increase in interest rate thereon. The new notes are senior unsecured debt of the company. Each of the new notes is of equal rank with the other new notes and with all other senior unsecured debt of the company.

- The new notes pay interest at an annual rate of 6.60%, payable on June 1 and December 1 of each year, beginning June 1, 1999.

- The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC.

-  We will exchange all old notes validly tendered and not validly withdrawn.

- Old notes validly tendered may be withdrawn at any time prior to 5:00 p.m., New York City time on the expiration date.

- The exchange of old notes for new notes will not be a taxable exchange for United States federal income tax purposes.

- We do not intend to apply for listing of the new notes on any securities exchange or for quotation through the NASD Automated Quotation System. We cannot assure the development or liquidity of any market for the new notes.

SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR RISKS YOU SHOULD CONSIDER WHEN EXCHANGING YOUR OLD NOTES FOR NEW NOTES.

Neither the SEC nor any state securities commission has approved or disapproved of the new notes or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.



                  The date of this prospectus is May   , 1999

                               TABLE OF CONTENTS


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
                                                                                                                PAGE

Where You Can Find More Information........................................................................           3

Incorporation of Certain Documents by Reference............................................................           3

Prospectus Summary.........................................................................................           4

Risk Factors...............................................................................................          12

Use of Proceeds from Sale of Old Notes.....................................................................          17

Capitalization.............................................................................................          17

Selected Consolidated Historical Financial Data............................................................          18

Business...................................................................................................          19

The Exchange Offer.........................................................................................          19

Description of New Notes...................................................................................          30

Description of Old Notes...................................................................................          38

Certain United States Federal Income Tax Considerations....................................................          38

Plan of Distribution.......................................................................................          39

Validity of New Notes......................................................................................          40

Experts....................................................................................................          40

                      WHERE YOU CAN FIND MORE INFORMATION


    This prospectus forms a part of a registration statement that United HealthCare (which operates under the name UnitedHealth Group) has filed with the SEC with respect to the new notes. The registration statement contains some information not present in this prospectus. For further information about us and about the securities we offer hereby, you should consult the registration statement and the exhibits and schedules thereto. You may read and copy the registration statement (and any other documents we file with the SEC) at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Rooms. You can also access our SEC filings electronically at the SEC's home page on the Internet (http://www.sec.gov). You may also obtain copies of our SEC filings at the offices of the New York Stock Exchange. For further information on obtaining copies of such filings at the New York Stock Exchange, you should call (212) 656-5060.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The company files annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC allows the company to "incorporate by reference" the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents we have already filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update this prospectus.

    We incorporate by reference into this prospectus the following documents:


    - our Annual Report on Form 10-K as amended by the Amendment to Annual Report on Form 10-K/A filed April 22, 1999, for the year ended December 31, 1998;



    - our Amendment to Quarterly Report on Form 10-Q/A (amending the Quarterly Report on Form 10-Q for the quarter ended June 30, 1998) filed April 22, 1999 and our Amendment to Quarterly Report on Form 10-Q/A (amending the Quarterly Report on Form 10-Q for the quarter ended September 30, 1998) filed April 22, 1999;



    - our reports on Form 8-K filed on January 8, 1999 and February 23, 1999;
      and


    - all future filings we make under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, until we complete the exchange offer.


    This prospectus incorporates important business and financial information about the company that is not included in or delivered with this document. You may obtain this information at no charge upon request to UnitedHealth Group, 300 Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention:
Investor Relations, telephone number (612) 936-1300. In order to ensure timely delivery of the information, you should request such information at least five days before expiration of the exchange offer. HOLDERS OF THE OLD NOTES MUST
REQUEST SUCH INFORMATION NO LATER THAN            , 1999.

                               PROSPECTUS SUMMARY


    This summary contains basic information about the company and this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire document and the documents we refer you to. The words "United HealthCare," "company," "we," "our," "ours" and "us" refer to United HealthCare Corporation, which operates under the name of, and is sometimes referred to in this prospectus as, UnitedHealth Group. The term "old notes" refers to the 6.60% unregistered notes due December 1, 2003 issued on November 24, 1998. The term "new notes" refers to the 6.60% notes due December 1, 2003, which new notes have been registered under the Securities Act, to be offered by the company in exchange for the old notes. The term "notes" refers to the old notes and new notes collectively.


    The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information is accurate as of any other date. Neither the delivery of this prospectus nor any sale made under it shall imply that information in the prospectus is correct at any time after the date of the prospectus.

    You should rely only on the information incorporated by reference or provided in the prospectus. We have not authorized anyone else to provide you with different information.

                                  THE COMPANY

    UnitedHealth Group is a national leader in offering health care coverage and related services, which it provides through the following six lines of business:

    - Organized Health Systems;

    - Insurance Services;

    - Administrative Services;


    - Health and Well-being Services for Retirees and Older Americans;


    - Specialized Care Services; and

    - Knowledge and Information Services.

See "BUSINESS."

    Our principal executive offices are located at 300 Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, where our main telephone number is 612/936-1300.

                               THE EXCHANGE OFFER

    On November 24, 1998, we completed the private offering of $250 million aggregate principal amount of 6.60% notes due December 1, 2003. At the time of the offering, we entered into an Exchange and Registration Rights Agreement with Goldman, Sachs & Co., as representative of the purchasers of the old notes, in which we agreed, among other things, to:

    - file a registration statement for the new notes within 60 days of the sale of the old notes;

    - use our best efforts to cause the registration statement to become effective as soon as practicable after its filing, and no more than 180 days after the sale of the old notes;

    - hold open the exchange offer for at least 30 days; and

    - begin and complete the exchange offer within 45 days after the registration statement becomes effective.

    If we fail to comply with any of these obligations, we will have to pay additional interest on the old notes equal to 0.25% per annum, until we meet our obligations. Under the exchange and registration rights agreement, you are entitled to exchange your old notes for new notes with substantially identical terms. You should read the discussion under the headings "SUMMARY OF TERMS OF NEW NOTES" and "DESCRIPTION OF NEW NOTES" for more information about the new notes.

    We believe that you may resell the new notes issued in the exchange offer without compliance with the registration and prospectus delivery requirements of the Securities Act, subject to certain conditions. You should read the discussion under the headings, "SUMMARY OF TERMS OF THE EXCHANGE OFFER" and the "EXCHANGE OFFER" for further information regarding the exchange offer and resales of the new notes.

                     SUMMARY OF TERMS OF THE EXCHANGE OFFER


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
The Exchange Offer................  In order to satisfy our obligations under the exchange and registration rights agreement, we are offering to
                                    exchange $1,000 principal amount of new notes, and
                                    integral multiples thereof, for each $1,000 principal
                                    amount of old notes, and integral multiples thereof. To
                                    receive new notes in exchange for old notes, you must
                                    properly tender your old notes. See "THE EXCHANGE OFFER
                                    -- PROCEDURES FOR TENDERING OLD NOTES." All old notes
                                    validly tendered and not validly withdrawn before the
                                    expiration of the exchange offer will be exchanged. We
                                    will issue new notes promptly after expiration of the
                                    exchange offer.

                                    As of the date of this prospectus, there are $250
                                    million principal amount of old notes outstanding.

Expiration Date...................  The exchange offer will expire at 5:00 p.m., New York
                                    City time, on June   , 1999, unless we decide to extend
                                    the expiration date. See "THE EXCHANGE OFFER --
                                    EXPIRATION DATE; EXTENSIONS; AMENDMENTS."

Conditions to the Exchange
    Offer.........................  The exchange offer is not conditioned upon any minimum amount of old notes being tendered, but is subject to
                                    certain other conditions, which the company may waive in
                                    its sole and absolute discretion. See "THE EXCHANGE
                                    OFFER -- CONDITIONS TO THE EXCHANGE OFFER."

Procedures for Tendering Old
    Notes.........................  If you wish to tender old notes under the exchange offer, you must, on or before the expiration date,
                                    transmit to The Bank of New York, as exchange agent, at
                                    the address on the cover page of the letter of
                                    transmittal, either (1) a properly completed and
                                    executed letter of transmittal (which accompanies this
                                    prospectus) or a facsimile of the letter of transmittal,
                                    including all other documents required by the letter of
                                    transmittal or (2) a computer generated message
                                    transmitted by means of DTC's Automated Tender Offer
                                    Program system and received by the exchange agent and
                                    forming a part of a confirmation of book-entry transfer
                                    in which you acknowledge and agree to be bound by the
                                    terms of the letter of transmittal; and, either (a) a
                                    timely confirmation of book-entry transfer of your
                                    outstanding notes into the exchange agent's account at
                                    DTC pursuant to the procedure for book-entry transfers
                                    described in this prospectus under the heading "THE
                                    EXCHANGE OFFER -- PROCEDURES FOR TENDERING OLD NOTES;"
                                    or (b) the documents necessary for compliance with the
                                    guaranteed delivery procedures described below. By
                                    executing the letter of transmittal, each holder will
                                    represent to us that, among other things, (i) the new
                                    notes to be issued in the exchange offer are being
                                    obtained in the ordinary course of business of the
                                    person receiving such new notes whether or not that
                                    person is the holder, (ii) neither the holder nor any
                                    other person receiving the new notes has an

                                    arrangement or understanding with any person to
                                    participate in the distribution of the new notes and
                                    (iii) neither the holder nor any other person receiving
                                    the new notes is an "affiliate," as defined in Rule 405
                                    under the Securities Act, of the company. See "THE
                                    EXCHANGE OFFER -- PROCEDURES FOR TENDERING OLD NOTES."

Special Procedures for Beneficial
    Owners........................  If you are the beneficial owner of old notes in book-entry form and your name does not appear on a
                                    security position listing of DTC as the holder of the
                                    book-entry notes and you wish to tender the book-entry
                                    notes in the exchange offer, you should promptly contact
                                    the person in whose name your book-entry notes are
                                    registered and instruct that person to tender on your
                                    behalf.

Withdrawal Rights.................  You may withdraw the tender of old notes at any time before 5:00 p.m., New York City time, on the expiration
                                    date. See "THE EXCHANGE OFFER -- WITHDRAWAL RIGHTS."

Use of Proceeds...................  We will not receive any cash proceeds from the issuance of the new notes. See "USE OF PROCEEDS FROM SALE OF OLD
                                    NOTES."

Certain United States Federal
    Income Tax Considerations.....  The exchange of old notes for the new notes will not be a taxable event for United States federal income tax
                                    purposes. We believe that you will not recognize any
                                    taxable gain or loss as a result of the exchange.
                                    Interest on the new notes will be taxable in the same
                                    manner as interest on the old notes. See "CERTAIN UNITED
                                    STATES FEDERAL INCOME TAX CONSIDERATIONS."

Resales of New Notes..............  Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties,
                                    including "Exxon Capital Holdings Corporation"
                                    (available May 13, 1988), "Morgan Stanley & Co.
                                    Incorporated" (available June 5, 1991) and "Mary Kay
                                    Cosmetics, Inc.," (available June 5, 1991), we believe
                                    that you may resell the new notes issued in the exchange
                                    offer without complying with the registration and
                                    prospectus delivery requirements of the Securities Act,
                                    provided that:

                                    - the new notes issued in the exchange offer are being
                                    acquired in the ordinary course of business;

                                    - you are not participating, do not intend to
                                    participate, and have no arrangement or understanding
                                    with any person to participate, in the distribution of
                                    the notes issued to you in the exchange offer;

                                    - you are not a broker-dealer who purchased the
                                    outstanding notes directly from us for resale pursuant
                                    to Rule 144A or any other available exemption under the
                                    Securities Act; and

                                    - you are not an "affiliate" of ours.

                                    A broker-dealer may use this prospectus for an offer to
                                    resell or a resale or other retransfer of the new notes
                                    issued to it in the exchange offer. We have agreed for a
                                    period of 180 days (subject to any extension) after the
                                    date of this prospectus, to make this prospectus
                                    available to any such broker-dealer for use in
                                    connection with any resales. Any participating broker-
                                    dealer who is an "affiliate" of the company may not rely
                                    on the interpretive letters and must comply with the
                                    registration and prospectus delivery requirements of the
                                    Securities Act in connection with any resale
                                    transaction. We believe that no registered holder of the
                                    old notes is an affiliate (as such term is defined in
                                    rule 405 of the Securities Act) of the company. Each
                                    broker-dealer that receives new notes in the exchange
                                    offer for its own account in exchange for old notes
                                    which were acquired by that broker-dealer as a result of
                                    market making or other trading activities must
                                    acknowledge that it will deliver a prospectus meeting
                                    the requirements of the Securities Act in connection
                                    with any resale of the new notes issued in the exchange
                                    offer. The letter of transmittal states that by so
                                    acknowledging and by delivering a prospectus the broker-
                                    dealer will not be deemed to admit that it is an
                                    "underwriter" within the meaning of the Securities Act.
                                    See "THE EXCHANGE OFFER -- RESALES OF NEW NOTES."

Consequences of Failure to
    Exchange......................  Holders of old notes that do not tender their old notes generally will not have any further registration rights.
                                    Any holder of old notes that does not exchange its old
                                    notes for new notes will continue to hold the untendered
                                    old notes subject to the terms of the indenture, except
                                    to the extent that those terms terminate or cease to
                                    have further effect following the exchange offer. Old
                                    notes that are not exchanged for new notes under the
                                    exchange offer will remain restricted securities and
                                    continue to bear a restrictive legend. Accordingly,
                                    holders of old notes after we complete the exchange
                                    offer will be able to sell their old notes only in
                                    limited circumstances. See "THE EXCHANGE OFFER --
                                    CONSEQUENCES OF FAILURE TO EXCHANGE."

Accrued Interest on the Exchange
    Notes and the Outstanding
    Notes.........................  The new notes will bear interest from November 24, 1998.
                                    Holders of old notes whose old notes are accepted for
                                    exchange will be deemed to have waived the right to
                                    receive any payment of interest on the old notes accrued
                                    from November 24, 1998 to the date of the issuance of
                                    the new notes. Consequently, holders who exchange their
                                    old notes for new notes will receive the same interest
                                    payment on June 1, 1999 (the first interest payment date
                                    with respect to the old notes and the new notes to be
                                    issued in the exchange offer) that they would have
                                    received had they not accepted the exchange offer.

Guaranteed Delivery Procedures....  If you wish to tender your old notes and time will not permit your required documents to reach the exchange
                                    agent by the

                                    expiration date, the procedure for book-entry transfer
                                    cannot be completed on time or certificates for
                                    registered notes cannot be delivered on time, you may
                                    tender your old notes pursuant to the procedures
                                    described in this prospectus under the heading "THE
                                    EXCHANGE OFFER -- GUARANTEED DELIVERY."

Exchange Agent....................  The Bank of New York is serving as exchange agent in connection with the exchange offer. The exchange agent
                                    can be contacted at: Corporate Trust Administration, 101
                                    Barclay Street, Floor 21W, New York, NY 10286. For more
                                    information with respect to the exchange offer, the
                                    telephone number for the exchange agent is (212)
                                    815-4997 and the facsimile number for the exchange agent
                                    is (212) 815-4699.

                         SUMMARY OF TERMS OF NEW NOTES


Notes Offered.....................  Up to $250 million aggregate principal amount of 6.60%
                                    Notes due December 1, 2003.

Interest Payment Dates............  June 1 and December 1 of each year, beginning on June 1,
                                    1999.

Denominations.....................  We will issue the new notes in minimum denominations of
                                    $1,000 and integral multiples of $1,000.

Ranking...........................  The new notes are senior but unsecured obligations of the company, and rank equal in right of payment with all
                                    other senior unsecured indebtedness of the company.

Redemption........................  The new notes are not subject to redemption by the company before their maturity date.

Sinking Fund......................  None.

Certain Covenants.................  The indenture governing the new notes contains certain covenants that, among other things, will:

                                    - limit the ability of the company and certain of its
                                      subsidiaries to grant liens under certain
                                      circumstances on stock or indebtedness of certain of
                                      the company's subsidiaries, or on certain property of
                                      the company or certain of its subsidiaries, to secure
                                      debt of the company or any other person; and

                                    - prohibit the company from merging with another company
                                      unless the company meets certain specified conditions.

Trustee...........................  The Bank of New York will serve as trustee with respect to the new notes.

Form of New Notes.................  The new notes will be issued in the form of one or more registered notes in global form. These global note(s)
                                    will then be deposited on the closing date with, or on
                                    behalf of, DTC and registered in the name of Cede & Co.,
                                    as nominee of DTC, or remain in the custody of the
                                    trustee of the new notes according to a FAST Balance
                                    Certificate Agreement between DTC and the trustee.

Absence of Public Market for the
    New Notes.....................  No public market currently exists for the new notes. The company currently does not intend to apply for listing
                                    of the new notes on any securities exchange or for
                                    quotation through the NASD Automated Quotation System.
                                    See "RISK FACTORS -- ABSENCE OF PUBLIC MARKET FOR THE
                                    NEW NOTES."

Risk Factors......................  Holders of old notes should carefully consider all the information contained in this prospectus. For a
                                    description of the risks involved in an investment in
                                    the new notes, you should review the section entitled
                                    "RISK FACTORS."


   FOR FURTHER INFORMATION CONCERNING THE NEW NOTES, SEE "DESCRIPTION OF NEW
                                    NOTES."

          RATIO OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS



    The ratio of earnings to fixed charges and of earnings to fixed charges and preferred stock dividends for each of the periods indicated is as follows:



                                                                      YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------------------
                                                         1998       1997       1996       1995       1994
                                                       ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges...................         NM*     10.75       8.58      11.53      17.78
                                                             ---  ---------        ---  ---------  ---------
                                                             ---  ---------        ---  ---------  ---------
Ratio of Earnings to Fixed Charges and Preferred
  Stock Dividends....................................         NM*      6.65       5.38       9.10      17.78
                                                             ---  ---------        ---  ---------  ---------
                                                             ---  ---------        ---  ---------  ---------


------------------------


*   Not meaningful.



    For purposes of computing these ratios, earnings represent income from continuing operations before extraordinary items. Fixed charges represent interest expense, including amounts capitalized plus the interest factor in rental expense. For purposes of calculating the ratios of earnings to fixed charges and preferred stock dividends, fixed charges would then be combined with preferred stock dividend requirements, adjusted to a pretax basis, on the outstanding preferred stock of UnitedHealth Group.



    Earnings were insufficient to cover fixed charges by $42,000 for the year ended December 31, 1998. Excluding the realignment charge of $725 million taken by UnitedHealth Group in the second quarter of 1998, the pro forma ratio of earnings to fixed charges would have been 8.97. Earnings were insufficient to cover fixed charges and preferred stock dividends by $88,000 for the year ended December 31, 1998. Excluding the realignment charge of $725 million taken by UnitedHealth Group in the second quarter of 1998, the pro forma ratio of earnings to fixed charges and preferred stock dividends would have been 5.84.



    For current information on these ratios, please see UnitedHealth Group's most recent Form 10-K and 10-Q. See "WHERE YOU CAN FIND MORE INFORMATION."


                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). The words or phrases "believes," "anticipates," "intends," "will likely result," "estimates," "projects" and similar expressions identify such forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, our business involves risks and uncertainties that may cause our actual results to differ significantly from the results discussed in the forward-looking statements. See "RISK FACTORS."

    The following text under the heading "Risk Factors" contains cautionary statements regarding our business and results of operations. These statements discuss matters which may in part be contained elsewhere in this prospectus and which may have been contained in other documents prepared by us under federal or state securities laws. This discussion is intended to take advantage of the "safe harbor" provisions of the PSLRA. In making these cautionary statements, UnitedHealth Group does not undertake to address or update each factor in future filings with the SEC or communications regarding UnitedHealth Group's business or results, and does not undertake to address how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications. In addition, any of the matters discussed below may have affected UnitedHealth Group's past, as well as current, forward-looking statements about future results, so that UnitedHealth Group's actual results in the future may differ materially from those expressed in prior communications.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION IN CONJUNCTION WITH THE OTHER INFORMATION IN THIS PROSPECTUS.

ABSENCE OF PUBLIC MARKET FOR THE NEW NOTES


No public market exists for the new notes and we cannot assure the liquidity of any markets that may develop for the new notes, the ability of the holders to sell their new notes or the price at which holders will be able to sell their new notes. Future trading prices of the new notes will depend on many factors including, among other things, prevailing interest rates, the company's operating results and the market for similar securities.



The initial purchasers have informed us that they intend to make a market in the new notes; they are not, however, obligated to do so and they may terminate any such market activity at any time without notice to the holders of the new notes. In addition, market-making activity will be subject to the Securities Act and may be limited during the pendency of the exchange offer registration statement.



We do not intend to apply for listing of the new notes on any securities exchange or for quotation through the NASD Automated Quotation System. Untendered old notes that are not exchanged for new notes pursuant to the exchange offer will remain restricted securities. Old notes will continue to be subject to the following restrictions on transfer: (i) old notes may be resold only if registered pursuant to the Securities Act, if an exemption from registration is available thereunder, or if neither registration nor an exemption is required by law, (ii) old notes shall bear a legend restricting transfer in the absence of registration or an exemption therefrom and (iii) a holder of old notes who desires to sell or otherwise dispose of all or any part of its old notes under an exemption from registration under the Securities Act, if requested by us, must deliver to us an opinion of independent counsel experienced in Securities Act matters, reasonably satisfactory in form and substance to us, that an exemption is available.


HEALTH CARE COSTS

We use a large portion of our revenue to pay the costs of health care services and supplies delivered to our members. Our total health care costs are affected by the number of individual services rendered and the cost of each service. Much of our premium revenue is priced before services are delivered and the related costs are incurred, usually on a prospective annual basis. Although we try to base the premiums we charge in part on our estimate of future health care costs over the fixed premium period, competition, regulations and other circumstances may limit our ability to fully base premiums on estimated costs.

In addition, many factors may and often do cause actual health care costs to exceed what we estimated and reflected in premiums. These factors include increased use and cost of individual services, catastrophes, epidemics, the introduction of new or costly treatments, general inflation, new mandated benefits or other regulatory changes, and insured population characteristics.

The earnings we report for any particular quarter include estimates of covered services incurred by our enrollees during that period for claims that have not been received or processed. Because these are merely estimates, our earnings may be adjusted later to reflect actual costs. Relatively insignificant changes in the medical care ratio, because of the narrow margins of our health plan business, can create significant changes in our earnings.


Our medical care ratio has generally increased over the past several fiscal periods. We are addressing the medical cost trend underlying our increase in the medical care ratio by altering benefit designs, recontracting with providers, and aggressively increasing both our contemporaneous and retrospective claim management activities. Our inability to implement these changes successfully could lead to further increases in our medical care ratio. In addition, seasonal changes in the level of health care use during the calendar year may affect our operating results. Per member medical costs generally have been higher in the first half than in the second half of each year, though we cannot assure that this trend will continue.

NEGATIVE PUBLICITY REGARDING THE MANAGED CARE INDUSTRY

The managed care industry receives significant negative publicity. This publicity has led to increased legislation, regulation and review of industry practices. These factors may adversely affect our ability to market our products or services, require us to change our products and services, and increase the regulatory burdens under which we operate, further increasing the costs of doing business and adversely affecting profitability.

COMPETITION

In many of our geographic or product markets, we compete with a number of other entities, some of which may have certain characteristics or capabilities that give them a competitive advantage. We believe the barriers to entry in these markets are not substantial, so the addition of new competitors can occur relatively easily. Moreover, consumers enjoy significant flexibility in moving to new managed care providers. Certain of our customers may decide to perform for themselves functions or services that we provide, which would decrease our revenues. Certain of our providers may decide to market products and services to our customers in competition with us. In addition, significant merger and acquisition activity has occurred in the industry in which we operate and in industries that act as suppliers to us, such as the hospital, physician, pharmaceutical and medical device industries. To the extent that strong competition exists or that competition intensifies in any market, our ability to retain and add customers or providers, or maintain or increase our revenue growth, pricing flexibility, control over medical cost trends and marketing expenses may be adversely affected.

AARP CONTRACT


Under our long-term contract with the American Association of Retired Persons ("AARP"), we provide Medicare supplemental, hospital indemnity health insurance and other products to AARP members. As a result of the agreement, the number of members we serve, products we offer, and services we provide has grown significantly. Our portion of the AARP's insurance program represents approximately $3.5 billion in annual net premium revenue from approximately 4 million AARP members. The success of the AARP arrangement will depend, in part, on our ability to serve these new members, develop additional products and services, price the products and services competitively, and respond effectively to federal and state regulatory changes. Additionally, events that adversely affect the AARP could have an adverse effect on the success of our arrangement with the AARP.


MEDICARE OPERATIONS


In the second quarter of 1998, we experienced a significant rise in the medical care ratio for our Medicare operations. The increase in medical costs was primarily due to the business growth in new markets with higher and more volatile medical cost trends, coupled with lower reimbursement rates. In response, we announced in October 1998 our decision to withdraw Medicare product offerings from 86 of the 206 counties we served at that time. The decision, effective January 1, 1999, affects approximately 60,000, or 13%, of then-current Medicare members. As a consequence of this withdrawal, we are precluded from re-entering these counties with Medicare product offerings until 5 years after the effective date. We will continue to offer Medicare products in strong and economically viable markets. However, our ability to improve the financial results of our Medicare operations will depend on a number of factors, including future premium increases, growth in markets where we have achieved sufficient size to operate efficiently, benefit design, provider contracting, and other factors. We cannot assure that we will be able to successfully prevent future losses on our Medicare operations.


REALIGNMENT OF OPERATIONS


We recognized a charge to earnings in the second quarter of 1998 for our realignment. In

January 1998, we initiated a significant realignment of our operations into six business lines. As part of the realignment, we began shifting resources and activities to more directly support the operations of our businesses. Although we do not expect our realignment efforts to negatively affect our product offerings, provider relations, billing and collection disciplines, claims processing and payment activities or other business functions, we cannot assure that negative effects will not occur. Our second quarter charge to earnings for costs associated with the realignment was $725 million. Although we believe the charges are adequate, we cannot assure that the costs associated with our realignment efforts will not exceed the charges we have taken for the costs.


GOVERNMENT PROGRAMS AND REGULATION

Our business is heavily regulated on federal, state and local levels. The laws and rules governing our business and interpretations of those laws and rules are subject to frequent change. The agencies administering those regulations have broad latitude to enforce them. Existing or future laws and rules could force us to change how we do business, restrict revenue and enrollment growth, increase our health care and administrative costs and capital requirements, and increase our liability for medical malpractice or other actions.

We must obtain and maintain regulatory approvals to market many of our products. Delays in obtaining or failures to obtain or maintain these approvals could adversely affect our revenue, number of members or costs.


A significant portion of our revenues relate to federal, state and local government health care coverage programs. These types of programs, such as the federal Medicare program and the federal and state Medicaid programs, generally are subject to frequent change, including changes that may reduce the number of persons enrolled or eligible, reduce the amount of reimbursement or payment levels, or reduce or increase our administrative or health care costs under such programs. These types of changes have adversely affected our results and willingness to participate in those programs in the past and may also do so in the future.



We are also subject to various governmental reviews, audits and investigations. This oversight could result in the loss of licensure or of the right to participate in certain programs, or in the imposition of fines, penalties and other sanctions. In addition, disclosure of any adverse investigation or audit results or sanctions could damage our reputation in various markets and make it more difficult for us to sell our products and services.



The National Association of Insurance Commissioners is expected to adopt rules which, if implemented by the states, will require certain capitalization levels for health care coverage provided by insurance companies, health maintenance organizations and other risk-bearing health care entities. The requirements would take the form of risk-based capital rules. Currently, similar risk-based capital rules apply generally to insurance companies. Depending on the nature and extent of the new minimum capitalization requirements ultimately implemented, there could be an increase in the capital required for certain of our subsidiaries and there may be some potential for disparate treatment of competing products. Federal solvency regulation of companies providing Medicare-related benefit programs may also be applied.


PROVIDER RELATIONS

One of the significant techniques we use to manage health care costs and utilization and monitor the quality of care being delivered is contracting with physicians, hospitals and other providers. Because our health plans are geographically diverse and most of our plans contract with a large number of providers, we currently believe our exposure to provider relations issues is limited.


In any particular market, however, providers could refuse to contract, demand higher payments, or take other actions that could result in higher health care costs, less desirable products for customers and members, or difficulty meeting regulatory or accreditation requirements. In some markets, certain providers, particularly hospitals, physician/ hospital organizations or multi-specialty physician groups, may have significant market positions or near monopolies. If these providers refuse to contract with us, use their market position to negotiate favorable contracts, or place us at a competitive disadvantage, those activities could adversely affect our ability to market products or to be profitable in those areas.


LITIGATION AND INSURANCE

We may be a party to a variety of legal actions that affect any business, such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims, shareholder suits, including securities fraud, and intellectual property-related litigation. In addition, because of the nature of our business, we are subject to a variety of legal actions relating to our business operations. These could include: claims relating to the denial of health care benefits; medical malpractice actions; provider disputes over compensation and termination of provider contracts; disputes related to self-funded business, including actions alleging claim administration errors and the failure to disclose network rate discounts and other fee and rebate arrangements; disputes over copayment calculations; and claims relating to customer audits and contract performance. Recent court decisions and legislative activity may increase our exposure for any of these types of claims. In some cases, substantial non-economic or punitive damages may be sought.

We currently have insurance coverage for some of these potential liabilities. However, insurance may not cover other potential liabilities, insurers may dispute coverage, or the amount of insurance may not be enough to cover the damages awarded. In addition, insurance may not cover certain types of damages, such as punitive damages, and insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future.

INFORMATION SYSTEMS

Our business depends significantly on effective information systems, and we have many different information systems for our various businesses. Our information systems require an ongoing commitment of resources for maintenance, enhancements and the development of new systems in order to keep pace with continuing changes in information processing technology, evolving industry standards and changing customer preferences. In addition, we may from time to time obtain significant portions of our systems-related or other services or facilities from independent third parties, which may make our operations vulnerable to such third parties' failure to perform adequately. As a result of our acquisition activities, we have acquired additional systems and have been taking steps to reduce the number of systems and have upgraded and expanded our information systems capabilities. Failure to maintain effective and efficient information systems could cause loss of existing customers, difficulty in attracting new customers, customer and provider disputes, regulatory problems, increases in administrative expenses or other adverse consequences.

YEAR 2000 ACTIVITIES


We are in the process of modifying our computer systems to accommodate the "Year 2000." We currently expect to complete this modification enough in advance of the Year 2000 to avoid adverse impacts on our operations. We are expensing the costs incurred to make these modifications. Our operations could be adversely affected if we were unable to complete our Year 2000 modifications in a timely manner or if other companies with which we do business fail to complete their Year 2000 modifications in a timely manner.



ADMINISTRATIVE AND MANAGEMENT



Efficient and cost-effective administration of our operations is essential to our profitability and competitive positioning. Although we attempt to effectively manage expenses, staff-related and other administrative expenses may rise from time-to-time due to business or product start-ups or expansions, growth or changes in business, acquisitions, regulatory requirements or other reasons. These expense increases are not clearly predictable and may adversely affect results.


We believe we currently have an experienced, capable management and technical staff. The market for management and technical personnel, including information systems professionals, in the health care industry is very competitive. The loss of certain managers or a number of managers or technical staff could adversely affect our ability to administer and manage our business.


MARKETING


We market our products and services through employed salespeople and independent sales agents. Although we have many sales employees and agents, the departure of certain key sales employees or agents or a large subset of such individuals could impair our ability to retain existing customers and members. In addition, certain of our customers or potential customers consider rating, accreditation or certification of the company by various private or governmental bodies or rating agencies necessary or important. Certain of our health plans or other business units may not have obtained or maintained, or may not desire or be able to obtain or maintain, rating accreditation or certification, which could adversely affect our ability to obtain or retain business with these customers.


ACQUISITIONS AND DISPOSITIONS

The company has made several large acquisitions in recent years and has an active, ongoing acquisition and disposition program under which it may engage in transactions involving the acquisition or disposition of assets, products or businesses, some or all of which may be material. These acquisitions may entail certain risks and uncertainties and may affect ongoing business operations because of unknown liabilities, unforeseen administrative needs or increased efforts to integrate the acquired operations. Failure to identify liabilities, anticipate additional administrative needs or effectively integrate acquired operations could result in reduced revenues, increased administrative and other costs, or customer confusion or dissatisfaction.

DATA AND PROPRIETARY INFORMATION


Many of the products that are part of our knowledge and information-related business depend significantly on the integrity of the data on which they are based. If the information contained in our databases were found or perceived to be inaccurate, or if this information were generally perceived to be unreliable, commercial acceptance of our database-related products would be adversely and materially affected.


Furthermore, the use by our knowledge and information-related business of patient data is regulated at federal, state, and local levels. These laws and rules are changed frequently by legislation or administrative interpretation. These restrictions could adversely affect revenues from these products and, more generally, affect our business, financial condition and results of operations.


The success of our knowledge and information-related business also depends significantly on our ability to maintain proprietary rights to our products. We rely on our agreements with customers, confidentiality agreements with employees, and our trade secrets, copyrights and patents to protect our proprietary rights. We cannot assure that these legal protections and precautions will prevent misappropriation of our proprietary information. In addition, substantial litigation regarding intellectual property rights exists in the software industry, and we expect software products to be increasingly subject to third-party infringement claims as the number of products and competitors in this industry segment grows. This type of litigation could have an adverse effect on the ability of our knowledge and information-related business to market and sell its products and on our business, financial condition and results of operations.


MARKET VALUE OF THE NEW NOTES

General market trends, public communications regarding managed care, legislative or regulatory actions, health care cost trends, pricing trends, competition, earnings or membership reports of participants in our industry and acquisition activity may affect the market value of the new notes. We can make no assurances regarding the level or stability of the market value of the new notes in our industry at any time or of the impact of these or any other factors on the market value of the new notes.

                     USE OF PROCEEDS FROM SALE OF OLD NOTES

    The company will not receive any cash proceeds from the issuance of the new notes offered by this prospectus. As consideration for issuing the new notes in exchange for old notes as described in this prospectus, the company will receive old notes in the same principal amount. We will retire and cancel old notes surrendered in exchange for the new notes. Accordingly, the issuance of the new notes will not result in any change in the indebtedness of the company.


    The company received net proceeds from the sale of the old notes totaling approximately $248 million. The company used all of the net proceeds to redeem shares of its 5.75% Series A Convertible Preferred Stock.


                                 CAPITALIZATION


    The following table sets forth the short-term debt and capitalization of the company at December 31, 1998, as adjusted to give effect to the exchange offer. The issuance of new notes in exchange for old notes will not affect the capitalization of the company. See "USE OF PROCEEDS FROM SALE OF OLD NOTES."



                                                                             DECEMBER 31, 1998
                                                                             -----------------
                                                                               (IN MILLIONS)
Short-term debt:
  Commercial paper.........................................................      $      59
  5.65% Notes due December 1, 1999.........................................            400
                                                                                    ------
    Total short-term debt..................................................            459

Long-term debt:
  6.60% Notes due December 1, 2003.........................................            249
                                                                                    ------

Shareholders' equity:
  Common Stock -- $.01 per share:
    500,000,000 shares authorized, 183,930,492 issued and outstanding......              2
  Additional paid-in capital...............................................          1,107
  Retained earnings........................................................          2,885
  Net unrealized holding gains on investments available for sale, net of
    income tax effects.....................................................             44
                                                                                    ------
    Total shareholders' equity.............................................          4,038
                                                                                    ------
    Total capitalization...................................................      $   4,746
                                                                                    ------
                                                                                    ------

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA


    The following table summarizes selected consolidated historical financial data of the company on a consolidated basis. The financial data for the years ended December 31, 1998, 1997, 1996 and 1995 and as of December 31, 1997 and 1996, were derived from the audited consolidated financial statements incorporated herein by reference. The selected financial data set forth below for the company for the years ended December 31, 1994 and 1993 and as of December 31, 1995, 1994 and 1993 were derived from the audited consolidated financial statements not included or incorporated herein.



                                                      YEAR ENDED DECEMBER 31,
                                          -----------------------------------------------
                                           1998      1997      1996       1995      1994
                                          -------   -------   -------    ------    ------
                                                 (MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues................................  $17,355   $11,794   $10,074    $5,671    $3,769
Earnings (Loss) from Operations.........      (42)(1)     742     581(2)    461(3)    506
Net Earnings (Loss) Before Extraordinary
  Gain..................................     (166)(1)     460     356(2)    286(3)    288(4)
Extraordinary Gain on Sale of
  Subsidiary, net.......................       --        --        --        --     1,377(5)
                                          -------   -------   -------    ------    ------
Net Earnings (Loss).....................     (166)(1)     460     356(2)    286(3)  1,665
Convertible Preferred Stock Dividends...      (28)      (29)      (29)       (7)       --
Preferred Stock Redemption Premium......      (20)       --        --        --        --
                                          -------   -------   -------    ------    ------
Net Earnings (Loss) Applicable to Common
  Shareholders..........................  $  (214)  $   431   $   327    $  279    $1,665
                                          -------   -------   -------    ------    ------
                                          -------   -------   -------    ------    ------
Basic Net Earnings (Loss) per Common
  Share Before Extraordinary Gain.......  $ (1.12)(1) $  2.30 $  1.80(2) $ 1.61(3) $ 1.69(4)
  Extraordinary Gain....................       --        --        --        --      8.06(5)
                                          -------   -------   -------    ------    ------
Basic Net Earnings (Loss) per Common
  Share.................................  $ (1.12)(1) $  2.30 $  1.80(2) $ 1.61(3) $ 9.75
                                          -------   -------   -------    ------    ------
                                          -------   -------   -------    ------    ------
Diluted Net Earnings (Loss) per Common
  Share Before Extraordinary Gain.......  $ (1.12)(1) $  2.26 $  1.76(2) $ 1.57(3) $ 1.64(4)
  Extraordinary Gain....................       --        --        --        --      7.86(5)
                                          -------   -------   -------    ------    ------
  Diluted Net Earnings (Loss) per Common
    Share...............................  $ (1.12)(1) $  2.26 $  1.76(2) $ 1.57(3) $ 9.50
                                          -------   -------   -------    ------    ------
                                          -------   -------   -------    ------    ------
Weighted Average Number of Common Shares
  Outstanding:
  Basic.................................      191       187       182       174       171
  Diluted...............................      191       191       186       177       175
Dividends per Share:
  Common Stock..........................  $  0.03   $  0.03   $  0.03    $ 0.03    $ 0.03
  Convertible Preferred Stock...........    56.03     57.50     57.50     14.38        --
BALANCE SHEET DATA (AS OF):
Cash and Investments....................  $ 4,424   $ 4,041   $ 3,453    $3,078    $2,769
Total Assets............................    9,701     7,623     6,997     6,161     3,489
Debt....................................      708(6)      --       --        --        --
Shareholders' Equity....................    4,038     4,534     3,823     3,188     2,795


------------------------------
Notes:


(1) Excluding the operational realignment and other charges of $725 million, $175 million of charges related to contract losses associated with certain Medicare markets and other increases to commercial and Medicare medical costs payable estimates and the $20 million convertible preferred stock redemption premium from 1998 results, earnings from operations and net earnings applicable to common shareholders would have been $858 million and $509 million, or $2.62 diluted net earnings per common share.



(2) Excluding the merger costs associated with the acquisition of HealthWise of America, Inc. of $15 million ($9 million after tax, or $0.05 diluted net earnings per common share) and the provision for future losses on two large contracts of $45 million ($27 million after tax, or $0.15 diluted net earnings per common share), 1996 earnings from operations and net earnings would have been $641 million and $392 million, or $1.96 diluted net earnings per common share.



(3) Excluding restructuring charges associated with the acquisition of The MetraHealth Companies, Inc., of $154 million ($97 million after tax, or $0.55 diluted net earnings per common share), 1995 earnings from operations and net earnings would have been $615 million and $383 million, or $2.12 diluted net earnings per common share.



(4) Excluding the nonoperating merger costs associated with the acquisition of Complete Health Services, Inc. and Ramsey-HMO, Inc., of $36 million ($22 million after tax, or $0.13 diluted net earnings per common share), 1994 net earnings before extraordinary gain would have been $310 million, or $1.77 diluted net earnings per common share.



(5) In May 1994, the company sold Diversified Pharmaceutical Services, Inc. for $2.3 billion in cash and recognized an extraordinary gain after transaction costs and income tax effects of $1.4 billion, or $7.86 diluted net earnings per common share.



(6) During 1998, we issued notes and commercial paper aggregating $708 million, which remained outstanding at December 31, 1998.

                                    BUSINESS

UnitedHealth Group is a national leader in offering health care coverage and related services, which it offers through the following six lines of business:


ORGANIZED HEALTH SYSTEMS. UnitedHealth Group organizes, operates and manages health systems under the name UnitedHealthcare. As of December 31, 1998, UnitedHealthcare held a majority ownership interest in health plans operating in approximately 40 markets nationwide and in Puerto Rico. UnitedHealthcare also is engaged in a joint venture that operates a health plan in the Republic of South Africa and provides consulting services in Germany, Hong Kong and the Philippines through this business unit. Health systems we offer include:



    - Health Maintenance Organizations (HMOs), where we contract with health care providers within a defined geographic area to provide an agreed-upon set of preventive and health maintenance and treatment services to enrolled members who pay a fixed fee or premium that does not vary with the extent of medical services received by the member;



    - Point-of-Service (POS) Plans, which are health benefit plans that allow the covered person to choose to receive service from a participating or non-participating health care provider, with better benefit levels for using participating providers. POS plans may be offered through HMOs or preferred provider organizations, which are sometimes combined with supplemental insurance plans.


INSURANCE SERVICES. UnitedHealth Group's insurance affiliate, Unimerica, underwrites the health insurance coverage provided through its organized health systems, as well as its Medicare supplemental insurance.

ADMINISTRATIVE SERVICES. Our Uniprise business provides administrative support services and strategic planning services to large employers who self-insure their employee benefits programs. Services include: member enrollment, member eligibility, claim processing, issuing documents, billing and banking, customer service and production of plan descriptions, provider directories and ID cards.


HEALTH AND WELL-BEING SERVICES FOR RETIREES AND OLDER AMERICANS. Through Ovations, we provide Medicare supplement insurance and hospital indemnity coverage for members enrolled in the health insurance program of the American Association of Retired Persons (AARP). The company also provides health care benefits to elderly nursing home residents through EverCare, a program which works with the Medicare program and arranges the delivery of health care services in the nursing home for no extra premium cost.


SPECIALIZED CARE SERVICES. Through Specialized Care Services, UnitedHealth Group arranges and offers benefits, networks of health care providers, and services focused on highly specialized health care needs. These include employee assistance/counseling programs, mental health/substance abuse services, a contracted network of solid organ transplant programs and related services, 24-hour health information and counseling services and health publications.

KNOWLEDGE AND INFORMATION SERVICES. Our subsidiary Ingenix offers reporting, research, publishing and consulting services to health care providers, employers, pharmaceutical companies and government institutions.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

In connection with the sale of the old notes, the company entered into an exchange and registration rights agreement. In that agreement, the company agreed to file with the SEC (and cause to become effective) a registration statement for the new notes. This prospectus forms a part of that registration statement. We have filed the exchange and registration rights agreement as an exhibit to the registration statement.

We are making the exchange offer to satisfy our contractual obligations under the exchange and registration rights agreement. The form and terms of the new notes are the same as the form and terms of the old notes except that the new notes:

- have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes;

- will not be entitled to registration and other rights under the exchange and registration rights agreement; and

- will not provide for liquidated damages thereon.

The exchange and registration rights agreement provides that if we do not:

- file a registration statement for the new notes within 60 days of the sale of the old notes;

- cause the registration statement for the new notes to become effective within 180 days after the sale of the old notes;

- hold the exchange offer open for at least 30 days;

- begin and complete the exchange offer within 45 days after the registration statement becomes effective,

we will be required to pay an additional 0.25% interest on the old notes, per annum, until we meet our obligations under the exchange and registration rights agreement.

Upon consummation of the exchange offer, holders of old notes will not be entitled to any interest rate increases or any further registration rights under the exchange and registration rights agreement, except under limited circumstances. See EXCHANGE AND REGISTRATION RIGHTS AGREEMENT, exhibit 4.2 to the registration statement.

A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, during the period referred to below in connection with resales of new notes received in exchange for old notes where the participating broker-dealer acquired the old notes as a result of market-making or other trading activities. The company has agreed that for 180 days after the expiration date, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "DESCRIPTION OF NEW NOTES -- PLAN OF DISTRIBUTION."

The company is not making the exchange offer to, and will not accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or its acceptance would violate the securities or blue sky laws of that jurisdiction.

Unless the context requires otherwise, the term "holder" in the context of the exchange offer means:

- any person in whose name the old notes are registered on the books of the company;

- any person who has obtained a properly completed bond power from the registered holder; or


- any person whose old notes are held of record by DTC who desires to deliver such old notes by book-entry transfer at DTC.


TERMS OF THE EXCHANGE


The company hereby offers, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange up to $250 million aggregate principal amount of new notes for the same aggregate principal amount of old notes properly tendered on or before the expiration date (which is explained below) and not properly withdrawn in accordance with the procedures described below.


The company will issue, promptly after the expiration date, an aggregate principal amount of up to $250 million of new notes in exchange for the same principal amount of outstanding old notes tendered and accepted in connection with the exchange offer. Holders may tender their old notes in whole or in part in a principal amount of $1,000 and integral multiples thereof, provided that if any old note is tendered for exchange in part, the untendered principal amount must be $1,000 or any integral multiple of $1,000.


The exchange offer is not conditioned upon any minimum number of old notes being tendered. As of the date of this prospectus $250 million aggregate principal amount of the old notes is outstanding.


Holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Old notes which are not tendered for, or are tendered but not accepted in connection with, the exchange offer will remain outstanding and be entitled to the benefits of the indenture. Those old notes will not be entitled to any further registration rights under the exchange and registration rights agreement, except under limited circumstances. See "-- CONSEQUENCES OF FAILURE TO EXCHANGE."



If any old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth in this prospectus or for any other reason, certificates for those unaccepted old notes will be returned, without expense, to the tendering holder promptly after the expiration date.


Holders who tender old notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. The company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "-- FEES AND EXPENSES."


NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR OLD NOTES UNDER THE EXCHANGE OFFER, NOR HAS THE COMPANY AUTHORIZED ANYONE TO MAKE ANY RECOMMENDATION. A HOLDER OF OLD NOTES MUST MAKE ITS OWN DECISION, BASED ON ITS OWN FINANCIAL POSITION AND REQUIREMENTS, WHETHER, AND IF SO, HOW MUCH OF ITS OLD NOTES, TO TENDER UNDER THE EXCHANGE OFFER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH ITS ADVISERS.


EXPIRATION DATE; EXTENSIONS; AMENDMENTS

The term "expiration date" means 5:00 p.m., New York City time, on             ,
1999 unless we extend the exchange offer (in which case "expiration date" will mean the latest date and time to which we extend the exchange offer).

The company expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time:

- to delay the acceptance of the old notes for exchange;

- to terminate the exchange offer (whether or not any old notes have theretofore been accepted for exchange) if the company determines, in its sole and absolute discretion, that any of the events or conditions referred to under "-- CONDITIONS TO THE EXCHANGE OFFER" have occurred or exist or have not been satisfied;

- to extend the expiration date of the exchange offer and retain all old notes tendered under the exchange offer, subject, however, to the right of holders of old notes to withdraw their tendered old notes as described under "-- WITHDRAWAL RIGHTS," and


- to waive any condition or otherwise amend the terms of the exchange offer in any respect. If we amend the exchange offer in a manner we determine constitutes a material change, or we waive a material condition of the exchange offer, we will promptly disclose that amendment by means of a prospectus supplement that we will distribute to the registered holders of the old notes, and will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.


We will follow any delay we make in acceptance, extension, termination or amendment with oral or written notice to the exchange agent and by public announcement. In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, and subject to applicable law, we shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to an appropriate news agency.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF NEW NOTES

We will deliver new notes in exchange for old notes validly tendered and accepted for exchange under the exchange offer only after timely receipt by the exchange agent of:

- old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC;

- the letter of transmittal (or facsimile thereof), properly completed and executed, with any required signature guarantees; and

- any other documents required by the letter of transmittal.

The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC.

The company will accept for exchange (and exchange) old notes by giving oral or written notice to the exchange agent that the company has accepted the old notes for exchange under the exchange offer.

The exchange agent will act as agent for the company for the purpose of receiving tenders of old notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving old notes, letters of transmittal and related documents and transmitting new notes to validly tendering holders.


Promptly after the expiration date, the company will exchange, and will issue to the exchange agent, new notes for old notes validly tendered and not withdrawn (see "-- WITHDRAWAL RIGHTS"), subject to the terms and conditions of the exchange offer.


If for any reason,

- acceptance for exchange or the exchange of any old notes tendered under the exchange offer is delayed (whether before or after the company's acceptance for exchange of old notes), or

- the company extends the exchange offer or is unable to accept for exchange or exchange old notes tendered under the exchange offer,

then, without prejudice to the company's rights set forth herein, the exchange agent may, on behalf of the company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered old notes, and such old notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "-- WITHDRAWAL RIGHTS."

In the letter of transmittal, a holder of old notes will warrant and agree that:

- it has full power and authority to tender, exchange, sell, assign and transfer old notes;

- the company will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances; and

- the old notes tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by the company or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the old notes tendered pursuant to the exchange offer.

PROCEDURES FOR TENDERING OLD NOTES

VALID TENDER. In order to validly tender old notes, the holder must either comply with the guaranteed delivery requirements described below or, on or before the expiration date, deliver to the exchange agent at its address listed under "-- EXCHANGE AGENT" a properly completed letter of transmittal (or facsimile thereof) with any required signature guarantees and any other required documents and:

- the holder's old notes; or

- a book-entry confirmation (if the holder tenders its old notes under the book-entry transfer procedures).

If a holder tenders less than all of its old notes, it should fill in the amount of old notes being tendered in the appropriate box on the letter of transmittal. We will exchange the entire amount of old notes delivered to the exchange agent unless instructed otherwise.

THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS ARE AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER. WE WILL CONSIDER DELIVERY TO HAVE OCCURRED ONLY UPON ACTUAL RECEIPT BY THE EXCHANGE AGENT. IF THE HOLDER CHOOSES DELIVERY BY MAIL, WE RECOMMEND REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE. IN ALL CASES, A HOLDER SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

BOOK ENTRY TRANSFER. Within two business days after the date of this prospectus, the exchange agent will establish an account at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC according to DTC's procedures for transfers. However, although a holder may effect delivery of old notes through book-entry transfer into the exchange agent's account at DTC, the holder must still deliver the letter of transmittal (or facsimile thereof), properly completed and executed, with any required signature guarantees and any other required documents, to the exchange agent at its address listed under "-- EXCHANGE AGENT" on or before the expiration date, or the holder must comply with the guaranteed delivery procedure described below.

DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT AMOUNT TO DELIVERY TO THE EXCHANGE AGENT.

SIGNATURE GUARANTEES. A holder need not endorse its certificates for old notes or obtain signature guarantees on the letter of transmittal unless:

- the certificates are registered in a name other than that of the person surrendering the certificates; or

- the registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal.

In the case of either of the two bullet points above, the holder must endorse the certificates or provide a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution" (also referred to in this prospectus as an "eligible institution"), unless the old notes are surrendered on behalf of such eligible institution.


The term eligible guarantor institution includes:


- a bank;

- a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

- a credit union;

- a national securities exchange, registered securities association or clearing agency; or

- a savings association that is a participant in a Securities Transfer Association.

See LETTER OF TRANSMITTAL, Instruction 1, exhibit 99.1 to the registration statement.


GUARANTEED DELIVERY. If a holder desires to tender old notes under the exchange offer and the certificates for the holder's old notes are not immediately available, time will not permit all required documents to reach the exchange agent on or before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, a holder may nevertheless tender the holder's old notes, provided that the holder complies with all of the following guaranteed delivery procedures:

- the tenders are made by or through an eligible institution;

- the holder delivers a properly completed and executed notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal, to the exchange agent, as provided below, on or before the expiration date; and

- the holder delivers the certificates (or a book-entry confirmation) representing all tendered old notes, in proper form for transfer, together with a properly completed and executed letter of transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the letter of transmittal, to the exchange agent within five New York Stock Exchange trading days after the execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be delivered by hand, facsimile or mail to the exchange agent and must include a guarantee by an eligible institution in the form set forth in the notice.

The company will deliver new notes in exchange for old notes tendered and accepted for exchange under the exchange offer only after the old notes have been validly tendered as described above.

Accordingly, we might not deliver new notes to all tendering holders at the same time, depending on when the exchange agent receives old notes, book-entry confirmations with respect to old notes and other required documents.

The company's acceptance for exchange of old notes tendered under any of the procedures described above will constitute a binding agreement between the tendering holder and the company upon the terms and subject of the conditions to the exchange offer.

DETERMINATION OF VALIDITY. The company, in its sole discretion, will resolve all questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered old notes. The company's determination regarding these questions shall be final and binding on all parties.

The company reserves the absolute right, in its sole and absolute discretion, to reject any tender if it determines that it is not in proper form or the company's counsel determines that the acceptance of the tender, or the related exchange, may be unlawful.

The company also reserves the absolute right, subject to applicable law, to waive any of the conditions to the exchange offer set forth under "-- CONDITIONS TO THE EXCHANGE OFFER" or any condition or irregularity in any tender of old notes whether or not the company waives similar conditions or irregularities in the case of other holders.


The company's interpretation of the terms and conditions to the exchange offer (including the letter of transmittal and its instructions) will be final and binding. No tender of old notes will be considered validly made until all irregularities with respect to that tender have been cured or waived. Neither the company, any affiliates or assigns of the company, the exchange agent nor any other person has any obligation to give notice of any irregularities in tenders nor will they have any liability for failure to give any notice of irregularities.


When a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity signs any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal, that person must:

- indicate below the person's signature the capacity in which the person is signing; and

- submit evidence of the person's authority to sign in such capacity to the company, unless the company waives this requirement.

A person who beneficially owns old notes held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian should contact that entity promptly if the person wants to participate in the exchange offer.

If a beneficial holder wishes to tender on the holder's own behalf, the beneficial holder must, prior to completing and executing the letter of transmittal and delivering the holder's old notes, either make appropriate arrangements to register ownership of the old notes in the holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.


RESALES OF NEW NOTES

The company is making the exchange offer in reliance on a position that the staff of the SEC has taken in certain interpretive letters addressed to third parties in other transactions. The company has not sought its own interpretive letter for this transaction, and cannot assure that the staff would take the same position with respect to the exchange offer as it has taken in letters to third parties concerning other transactions.

Based on these interpretations, and subject to the preceding paragraph, the company believes that new notes issued under the exchange offer may be offered for resale, resold and otherwise transferred (except by a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, as long as the holder acquires the new notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of the new notes.

However, a holder of old notes who is an "affiliate" of the company or intends to participate in the exchange offer for the purpose of distributing new notes, or a broker-dealer who purchased old notes from the company for resale under Rule 144A or any other available exemption under the Securities Act:

- may not rely on the interpretations of the staff of the SEC set forth in the above-mentioned interpretive letters;


- may not tender their old notes in the exchange offer; and



- must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of the old notes unless the sale is made under an exemption from those requirements.


In addition, as described below, if a broker-dealer holds old notes acquired for its own account as a result of market-making or other trading activities and exchanges those old notes for new notes, then the broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new notes.

Each holder of old notes who wants to exchange old notes for new notes in the exchange offer must represent that:

- it is not an "affiliate" (as defined under Rule 405 of the Securities Act), of the company or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act;

- it is acquiring new notes in the ordinary course of its business;

- it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of new notes; and

- if it is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of new notes.


Each broker-dealer that receives new notes for its own account where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of new notes. See "PLAN OF DISTRIBUTION." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


Based on the position taken by the staff of the SEC in the above-mentioned interpretive letters, the company believes that broker-dealers that acquired old notes for their own accounts as a result of market-making or other trading activities ("participating broker-dealers") may fulfill their prospectus delivery requirements with respect to new notes received in exchange for old notes (other than old notes which represent an unsold allotment from the original sale of the old notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer as long as it contains a description of the plan of distribution with respect to the resale of the new notes.



Accordingly, a participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, during the period referred to below in connection with resales of new notes received in exchange for old notes where the old notes were acquired by a participating broker-dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the exchange and registration rights agreement, the company has agreed that a participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes until the earlier of:


- 180 days after the expiration date (subject to extension under certain limited circumstances described below); or


- the disposition of all new notes by the participating broker-dealer. See "PLAN OF DISTRIBUTION."



Any participating broker-dealer who is an "affiliate" of the company may not rely on the above-mentioned interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.


In that regard, each participating broker-dealer who surrenders old notes under the exchange offer, by executing the letter of transmittal, will agree that, upon:

- receipt of notice from the company of the occurrence of any event or the discovery of any fact which:

    - makes any statement contained or incorporated by reference in this prospectus untrue in any material respect, or

    - causes this prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading; or

- the occurrence of certain other events specified in the exchange and registration rights agreement,

the participating broker-dealer will suspend the sale of new notes under this prospectus until the company has:

- amended or supplemented the prospectus to correct the misstatement or omission and has furnished copies of the amended or supplemented prospectus to the participating broker-dealer; or

- given notice that the sale of the new notes may be resumed.


If the company gives notice to suspend the sale of the new notes, it shall extend the 180-day period referred to above during which participating broker-dealers are entitled to use this prospectus in connection with the resale of new notes by the number of days during the period from and including the date of the giving of notice to and including:


- the date when participating broker-dealers receive copies of the amended or supplemented prospectus necessary to permit resales of the new notes; or

- the date on which the company has given notice that the sale of new notes may be resumed.

WITHDRAWAL RIGHTS

Except as otherwise provided in this prospectus, holders may withdraw tenders of old notes at any time on or before the expiration date.


In order for a holder to validly withdraw old notes tendered for exchange, the holder must deliver a written, telegraphic or facsimile transmission of the notice of withdrawal to the exchange agent at its addresses listed under

"-- EXCHANGE AGENT" so that the exchange agent receives the notice on or before the expiration date.


The notice of withdrawal must specify the name of the person who tendered the old notes to be withdrawn, the aggregate principal amount of old notes to be withdrawn, and (if certificates for old notes have been tendered) the name of the registered holder of the old notes as set forth on the old notes (if different from that of the person who tendered the old notes).


If old notes have been delivered or otherwise identified to the exchange agent, then in order for the holder to obtain the physical release of the old notes, the holder must submit the serial numbers shown on the old notes to be withdrawn and submit a guarantee of the signature on the notice of withdrawal, provided by an eligible institution (unless the old notes are tendered for the account of an eligible institution).


If old notes have been tendered pursuant to the procedures for book-entry transfer set forth in "-- PROCEDURES FOR TENDERING OLD NOTES," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of old notes. In this case, a notice of withdrawal will be effective if timely delivered to the exchange agent by written, telegraphic or facsimile transmission.


Withdrawals of tenders of old notes may not be rescinded. Holders that have withdrawn their tenders may, however, retender their old notes at any time on or before the expiration date by following the procedures described above under "-- PROCEDURES FOR TENDERING OLD NOTES."


The company, in its sole discretion, will resolve all questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices. The company's determinations on these questions will be final and binding on all parties. Neither the company, any affiliates or assigns of the company, the exchange agent nor any other person has any duty to give notice of any irregularities in any notice of withdrawal or any liability for failure to give any notice. Any old notes tendered and withdrawn before the expiration date will be returned to the appropriate holder promptly after withdrawal.


INTEREST ON THE NEW NOTES

Each new note will bear interest at an annual rate of 6.60%:


- from the most recent date to which interest has been paid or provided for on the old note surrendered in exchange for the new note; or



- if no interest has been paid or provided for on the old note, from November 24, 1998.


We will pay interest on the new notes semiannually on June 1 and December 1 of each year, beginning June 1, 1999.


Holders of old notes which are accepted for exchange will not receive accrued interest on their old notes for any period from and after the last interest payment date to which interest has been paid or duly provided for on their old notes before the original issue date of the new notes or, if no interest has been paid or duly provided for, will not receive any accrued interest on their old notes, and will be deemed to have waived the right to receive any interest on their old notes accrued from and after the interest payment date or, if no such interest has been paid or duly provided for, from and after November 24, 1998.


CONDITIONS TO THE EXCHANGE OFFER

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, the company will not be required to accept for exchange, or to exchange, any old notes for any new notes, and, as described below, may terminate the exchange offer (whether or not any old notes have already been accepted for exchange) or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred, exists or has not been satisfied:

- any of the following occur which, in the company's judgment, would reasonably be expected to impair the ability of the company to proceed with the exchange offer:

    - any action or proceeding is instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer;

    - any law, statute, rule or regulation is adopted or enacted; or

    - trading on the New York Stock Exchange or generally in the United States over-the-counter market is suspended by order of the SEC or any other governmental authority;


- the SEC or any state securities authority issues a stop order suspending the effectiveness of the registration statement, or proceedings are initiated or, to the knowledge of the company, threatened, for that purpose; or


- any change, or any development involving a prospective change, in the business or financial affairs of the company or any of its subsidiaries has occurred which, in the sole judgment of the company, might materially impair the ability of the company to proceed with the exchange offer.


If the company determines in its sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, the company may, subject to applicable law, terminate the exchange offer (whether or not any old notes have already been accepted for exchange) or may waive any of the foregoing or otherwise amend the terms of the exchange offer in any respect. If a waiver or amendment constitutes a material change to the exchange offer, the company will promptly disclose the waiver by means of a prospectus supplement that it will distribute to the registered holders of the old notes, and the company will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.


EXCHANGE AGENT

The company has appointed The Bank of New York as exchange agent for the exchange offer. Delivery of the letters of transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent as follows:


        The Bank of New York
        101 Barclay Street, Floor 21 West
        New York, NY 10286
        Attention: Jason Larragoity,
                 Reorganization Section 7-E
        Telephone: (212) 815-4997
        Facsimile: (212) 815-4699


DELIVERY TO OTHER THAN THE ABOVE ADDRESSES OR FACSIMILE NUMBER WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

We have agreed to pay, and promptly reimburse others who have paid, the following fees and expenses incurred in connection with the exchange offer and issuance of the new notes:

- SEC and NASD registration, filing and review fees and expenses;

- fees and expenses incurred in complying with State securities and blue sky laws;

- expenses relating to the preparation and distribution of the registration statement, prospectus, any amendments and supplements to those documents, and the new notes;

- the fees and expenses of the exchange agent and its attorneys;

- the fees and expenses of the trustee and its attorneys;

- the fees and expenses of our attorneys and our independent certified public accountants; and

- certain other fees expenses that may or may not be incurred.

For additional details concerning the fees and expenses we have agreed to pay in connection with the exchange offer, see the EXCHANGE AND REGISTRATION RIGHTS AGREEMENT, exhibit 4.2 to the registration statement.

Holders who tender their old notes for exchange usually will not have to pay transfer taxes in connection with the exchange. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the holder will be obligated to pay any transfer taxes (whether imposed on the registered holder or any other persons). If the tendering holder does not submit satisfactory evidence of payment of, or an exemption from, such taxes, the amount of the transfer taxes will be billed directly to the tendering holder.


In addition, except as described in the preceding paragraphs concerning which fees and expenses we will pay, holders of notes must pay all:

- agency fees and commissions and underwriting discounts and commissions attributable to the sales of the notes;

- the fees and disbursements of their legal counsel or other advisors or experts;

- transfer taxes on resales of the notes; and

- advertising and solicitation expenses.

CONSEQUENCES OF FAILURE TO EXCHANGE


By making this exchange offer, we will have fulfilled one of our obligations under the exchange and registration rights agreement. Holders of old notes who do not tender their notes generally will not have any further registration rights, under the exchange and registration rights agreement or otherwise. Accordingly, any holder of old notes that does not exchange its old notes for new notes will continue to hold the untendered old notes and will be entitled to the rights and limitations applicable to the old notes under the indenture, except to the extent that those rights or limitations terminate or cease to have further effect following the exchange offer.


Old notes that are not exchanged for new notes under the exchange offer will remain restricted securities, and will continue to bear a restrictive legend. As a result, holders of old notes may resell their old notes only:

- to us;

- under an effective registration statement under the Securities Act;

- so long as the old notes are eligible for resale under Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A;

- under an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available); or

- to an institutional accredited investor in a transaction exempt from the registration requirements of the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

Participation in the exchange offer is voluntary and holders should carefully consider whether to accept. Holders of the old notes are urged to consult their financial and tax advisors in making their own decision on what action to take. We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

                            DESCRIPTION OF NEW NOTES

Under the exchange offer, we will issue up to $250 million aggregate principal amount of 6.60% senior notes due December 1, 2003. We will pay interest on the new notes semiannually on June 1 and December 1 of each year, beginning June 1, 1999, until the new notes mature on December 1, 2003. Each new note will bear interest at an annual rate of 6.60% from the most recent date to which interest has been paid or provided for on the old note surrendered in exchange for such new note or, if no interest has been paid or provided for on such old note, from November 24, 1998 (the date of original issuance of the old notes). Interest will be computed on the basis of a 360-day year of twelve 30-day months.


The new notes will be issued under an indenture, or agreement, between the company and The Bank of New York, as trustee. See SENIOR INDENTURE, exhibit 4.1 to the registration statement. The indenture will be qualified under the Trust Indenture Act. This section summarizes certain terms and provisions of the indenture. The summary is not complete. You should read the indenture for additional information before you exchange your old notes for new notes. Capitalized terms used but not defined in this summary have the meanings specified in the indenture.


GENERAL

New notes issued under the indenture will be issued as part of a series that UnitedHealth Group has established under the indenture. The amount of new notes offered by this prospectus will be limited to the amount of securities set forth on the cover of this prospectus that UnitedHealth Group has not already issued or reserved for issuance. The indenture does not limit the aggregate principal amount of new notes which we may issue under the indenture.

The old notes and the new notes will constitute a single series of debt securities under the indenture. If the exchange offer is consummated, holders of the old notes who do not exchange their old notes for new notes will vote together with the holders of new notes for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the holders thereunder (including acceleration following an event of default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding debt securities of the relevant series. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the indenture, any old notes which remain outstanding after the exchange offer will be aggregated with the new notes and the holders of such old notes and new notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding old notes or new notes shall be deemed to mean, at any time after the exchange offer is consummated, such percentage in aggregate principal amount of the old notes and new notes then outstanding.


The new notes are senior unsecured obligations of the company and will rank equal in right of payment with all other unsecured unsubordinated indebtedness of the company.


The new notes will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

The new notes will be issued in the form of one or more global securities, as described below under "GLOBAL NEW NOTES."

The company has appointed the Bank of New York to serve as registrar and paying agent under the indenture at its offices in the Borough of Manhattan, City of New York.

There will be no service charge for any registration of transfer or exchange of the new notes, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the new notes.

The new notes will not provide for an increase in the interest rate thereon. For a discussion of the circumstances in which the interest rate on the old notes may be increased, see "DESCRIPTION OF OLD NOTES."

CONVERSION

The new notes are not convertible into any other securities of the company.

CERTAIN DEFINITIONS


Set forth below are certain defined terms used in the indenture. Please refer to the indenture for full definitions of all terms.


"CAPITAL STOCK" means:

- corporate stock including, without limitation, common stock and preferred stock;

- any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

- partnership interests (whether general or limited); and

- any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

"CONSOLIDATED NET WORTH" means, with respect to any person as of any date, the sum of:


- the consolidated equity of the common stockholders of a person and its consolidated Subsidiaries as of a particular date; plus



- the respective amounts reported on a person's balance sheet as of a particular date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless those dividends may be declared and paid only out of net earnings in the year of declaration and payment, but only to the extent of any cash received by a person upon issuance of the preferred stock; less



- all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of the business), subsequent to the date of the indenture, in the book value of any asset owned by a person or a consolidated Subsidiary of that person; and



- all unamortized debt discount and expense and unamortized deferred charges as of a particular date,



all of the foregoing determined in accordance with generally accepted accounting principles.



"DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an event of default under the indenture.


"DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event:


- matures; or


- is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise; or


- is redeemable at the option of the holder of the Capital Stock,



in whole or in part, on or before the date that is 91 days after the date on which the notes mature.


"PRINCIPAL PROPERTY" means:

- the land;

- the land improvements;


- the buildings; and


- the fixtures (to the extent they constitute real property interests) (including any leasehold interest therein)


constituting UnitedHealth Group's principal corporate office or any other discrete facility of UnitedHealth Group and its Subsidiaries (whether owned at the date of initial issuance of the notes or acquired after that date), provided in each case that the facility:


- is owned by UnitedHealth Group or any Subsidiary;

- is located within any of the present 50 states of the United States of America or the District of Columbia;

- has not been determined in good faith by UnitedHealth Group's Board of Directors not to be of material importance to the business conducted by UnitedHealth Group and its Subsidiaries taken as a whole; and


- has a book value as on the date as of which the determination is being made in excess of 5% of the Consolidated Net Worth of UnitedHealth Group as of the most recent quarterly consolidated balance sheet of UnitedHealth Group prepared in accordance with generally accepted accounting principles.


"RESTRICTED SUBSIDIARY" means

- each Subsidiary as of the date of the indenture; and


- each Subsidiary created or acquired after the date of the indenture, provided, however, that any Subsidiary may be expressly excluded by resolution of the board of directors of UnitedHealth Group before, or within 120 days following, the creation or acquisition of the Subsidiary.


"SUBSIDIARY" means, with respect to any person:


- any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the entity is at the time owned or controlled, directly or indirectly, by the person or one or more of the other Subsidiaries of that person (or a combination thereof); and



-any partnership:



 (a) the sole general partner or the managing general partner of which is the person or a Subsidiary of that person; or



 (b) the only general partners of which are the person or of one or more Subsidiaries of that person (or any combination thereof), with certain exceptions.


CERTAIN COVENANTS

LIMITATION ON LIENS. The indenture provides that UnitedHealth Group will not, and will permit any Restricted Subsidiary to, create, assume, incur or suffer to exist:


- any lien, which includes any mortgage, pledge, lien, encumbrance, charge or security interest of any kind, upon any stock or indebtedness of any Restricted Subsidiary, whether owned on the date of the indenture or acquired after that date, to secure any indebtedness for money borrowed of UnitedHealth Group or any other person (other than the notes); or



- any lien upon any Principal Property, whether owned or leased on the date of the indenture, or acquired after that date, to secure any indebtedness for money borrowed of UnitedHealth Group or any other person (other than the notes), in each case, without making effective provision to secure all the outstanding notes on the same basis as the indebtedness for money borrowed.



The restriction referred to in the preceding paragraph does not include the following liens ("Permitted Liens"):



- any lien upon property, stock or indebtedness of an entity existing at the time that entity becomes a Restricted Subsidiary;



- any lien upon property, stock or indebtedness existing at the time it is acquired by UnitedHealth Group or a Restricted Subsidiary (whether directly or by merger, consolidation or otherwise) or granted to secure payment of any part of the purchase price thereof or granted to secure any the indebtedness for money borrowed incurred to finance the purchase thereof (provided that the indebtedness for money borrowed is incurred before, concurrently with or within 270 days after the completion of the purchase);



- any lien upon property to secure any part of the cost of development, construction, alteration, repair or improvement of the property or granted to secure indebtedness for money borrowed incurred to finance the cost (provided that the indebtedness is incurred before, concurrently with or within 270 days after the completion of such development, construction, alteration, repair or improvement);


- any lien securing indebtedness for money borrowed of a Restricted Subsidiary owing to UnitedHealth Group or to another Restricted Subsidiary;



- any lien existing on the date of initial issuance of the new notes;



- any lien on property of UnitedHealth Group or a Restricted Subsidiary in favor of the United States of America or any State or political subdivision thereof, or in favor of any other country or any political subdivision thereof, to secure payment pursuant to any contract or statute, rule or regulation; and



- any extension, renewal or replacement, in whole or in part, of any Lien referred to in the preceding six bullet points; provided, however, that the principal amount of indebtedness for money borrowed secured thereby shall not exceed the principal amount of indebtedness for money borrowed so secured at the time of the extension, renewal or replacement; and provided, further, that the lien shall be limited to all or part of the property which was subject to the lien that was extended, renewed or replaced.



Notwithstanding the two preceding paragraphs. UnitedHealth Group may, and may permit any Restricted Subsidiary, to:



    - create any lien upon any stock or indebtedness of any Restricted Subsidiary or upon any Principal Property;



    - assume any lien upon any stock or indebtedness of any Restricted Subsidiary or upon any Principal Property;



    - incur or allow to exist any lien upon any stock or indebtedness of any Restricted Subsidiary or upon any Principal Property:



in each case, without securing the notes on the same basis. This will only be permitted if the aggregate amount of all indebtedness for money borrowed (except indebtedness for money borrowed that is secured by Permitted Liens) then outstanding and secured by the lien and all similar liens does not exceed 10% of the Consolidated Net Worth of UnitedHealth Group as of the most recent quarterly consolidated balance sheet of UnitedHealth Group prepared in accordance with generally accepted accounting principles.


MERGER, CONSOLIDATION, OR SALE OF ASSETS. The indenture provides that we may not merge with another company or sell or lease all of our property to another company unless:


- we are the continuing corporation, or the successor corporation is a domestic corporation and expressly assumes the payment of principal and interest on the notes and the performance and observance of all the covenants and conditions to the indenture binding on us;


- immediately after the transaction, we, or our successor corporation, is not in default in the performance of a covenant or condition in the indenture; and


- we, or our successor corporation, will have Consolidated Net Worth immediately after the transaction equal to or greater than our Consolidated Net Worth immediately preceding the transaction.



REPORTS. The indenture provides that as long as any notes are outstanding, we will file with the trustee and furnish to the holders of notes all reports on Forms 8-K, 10-Q and 10-K and all proxy statements that we file with the SEC. If we no longer are subject to Section 13 or 15(d) of the Exchange Act, we will not be obligated to provide these reports to the trustee and holders.


TRUSTEE. The Bank of New York will serve as trustee with respect to the new notes.


ABSENCE OF CERTAIN COVENANTS. The indenture does not contain provisions permitting the holders of notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring, highly leveraged transaction, or downgrading of our debt ratings. We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

EVENTS OF DEFAULT; REMEDIES


The indenture provides that each of the following constitutes an event of default:



- failure to pay interest on any notes for 30 days after payment is due;



- failure to pay the principal of or premium, if any, on any notes when due;



- failure to comply with the provisions described above under the heading "CERTAIN COVENANTS -- MERGER, CONSOLIDATION, OR SALE OF ASSETS;"



- failure to comply with any of our other agreements in the indenture or the notes for 60 days after notice from the trustee or holders of at least 25% of the principal amount of the outstanding notes; and



- certain events of bankruptcy or insolvency with respect to us or any of our Subsidiaries.



If an event of default under the indenture occurs and continues, the trustee or holders of at least 25% of the notes may declare the principal amount of all notes to be due and payable immediately. Under certain circumstances, holders of a majority of the notes may rescind that declaration.



Notwithstanding the foregoing, in the case of an event of default arising from certain events of bankruptcy or insolvency with respect to UnitedHealth Group or any of its Subsidiaries, all principal, premium, if any, and interest on the notes will become due and payable without further action or notice.



The trustee may withhold from holders of the notes notice of any continuing default or event of default under the indenture (except a default or event of default in payment on any notes) if it determines that withholding notice is in their best interest.



If an event of default occurs under the indenture which:



    - occurs as a result of the willful action (or inaction) of UnitedHealth Group or its Subsidiaries; and



    - results in the avoidance of the payment of any premium that UnitedHealth Group would have had to pay upon redemption of the notes then, an equivalent premium shall also become immediately due and payable if the notes are repaid.



The holders of a majority in principal amount of the outstanding notes may waive the rights of all holders with respect to circumstances that constitute an event of default or will constitute an event of default with notice and the passage of time. The holders must waive the rights in a written notice to the trustee. Holders of a majority of the notes cannot, however, waive the rights of all holders relating to these events if they involve a default in payment obligations. Any waivers that are given will not apply to any subsequent default or unrelated default and will not impair any future rights if those types of defaults occur.



Holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the trustee with respect to the notes. However, the trustee may refuse to follow any direction that conflicts with law or the indenture that the trustee determines may be unduly prejudicial to the rights of other holders of notes or that may involve the trustee in personal liability. The trustee may take any other action which it deems proper which is not inconsistent with any direction given.



A holder of any notes will have the right to institute any proceeding with respect to the indenture or for any remedy only if:



- the holder gives written notice to the trustee of a continuing event of default under the indenture with respect to the notes;



- the holders of at least 25% in principal amount of the outstanding notes make a written request to the trustee to pursue the remedy;



- the holder or holders offer and, if requested, provide the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

- the trustee does not comply with the request within 60 days after receiving the request and the offer and, if requested, the provision of indemnity; and


- the trustee has not received directions inconsistent with the request from the holders of a majority in principal amount of the outstanding notes during the 60-day period.


The indenture also provides that a holder may not use the indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder.

We are required to deliver to the trustee an annual certificate, signed by an officer, about any default by us under any provisions of the indenture.

DEFEASANCE PROVISIONS

The indenture provides that, subject to certain limitations,


- UnitedHealth Group shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, and to have satisfied all its other obligations under the notes and the indenture as it relates to the notes ("legal defeasance") and



- UnitedHealth Group may omit to comply with certain restrictive covenants under the indenture and shall have no liability in respect of any term, condition or limitation set forth in any such restrictive covenant, and such omission to comply shall not constitute a default or an event of default with respect to the notes under the indenture ("covenant defeasance"), provided that the following conditions have been satisfied:



- UnitedHealth Group deposits with the trustee, in trust, sufficient money or government obligations to pay the principal, interest, any premium and other sums due on the notes on the date such payments are due under the indenture and the terms of the notes;


- No event of default or default under the indenture shall have occurred on the date of the deposit;


- UnitedHealth Group shall have delivered to the trustee an opinion of counsel which states that (i) holders of notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and (ii) after the 91st day following the deposit, the deposited funds will not be subject to the effect of any applicable bankruptcy law;


- The defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which UnitedHealth Group is a party or by which UnitedHealth Group is bound;


- UnitedHealth Group shall have delivered an Officers' Certificate that states that (i) the deposit was not made with the intent of preferring the holders of the notes to be defeased over other creditors of UnitedHealth Group and (ii) all conditions precedent applicable to the legal defeasance or the covenant defeasance, as the case may be, have been complied with.


MODIFICATION AND AMENDMENT OF INDENTURE


Under the indenture, UnitedHealth Group's rights and obligations and the rights of the holders of new notes may be changed. Certain changes require the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes, voting as one class. The following changes, however, may not be made without the consent of each holder of the outstanding notes:


- changes to the stated maturity date of the principal or any interest installment;

- reductions in the principal amount or interest due;

- changes to the place of payment or form of currency regarding payment of principal;

- impairment of the right to institute suit for the enforcement of payment;

- reduction of the stated percentage of holders necessary to modify the indenture; or

- modifications to any of these requirements, or modifications to reduce the percentage of outstanding notes necessary to waive compliance with certain provisions of the indenture or to waive certain defaults.


REGARDING THE TRUSTEE


The indenture provides that before an event of default under the indenture, the trustee is required to perform only the specific duties stated in the indenture. Upon an event of default under the indenture, the trustee must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. In the absence of bad faith on its part, the trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the trustee and conforming to the requirements of the indenture. However, the trustee is required to examine such certificates and opinions to determine whether or not they conform to the requirements of the indenture.



The indenture provides that the trustee may resign at any time or may be removed by the holders of a majority in principal amount of the outstanding new notes by notice delivered to the trustee and UnitedHealth Group. The indenture also provides that the trustee must resign if it ceases to meet certain qualifications set forth in the indenture. In the event of the trustee's resignation or removal, UnitedHealth Group or, if it fails to act, the holders of a majority in principal amount of the outstanding notes, may appoint a successor trustee.



The Trust Indenture Act contains limitations on the rights of the trustee, should it become a creditor of the company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of the claims, as security or otherwise. The trustee is permitted to engage in other transactions with the company and its subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate the conflict upon the occurrence of an event of default, or else resign.


GOVERNING LAW


The indenture and the new notes will be governed by, and construed in accordance with, the laws of the State of New York except to the extent the Trust Indentures Act applies.


GLOBAL NEW NOTES


The new notes may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of Cede & Co., as nominee of DTC. See "-- BOOK-ENTRY ISSUANCE."


BOOK-ENTRY ISSUANCE

DTC will act as securities depositary for the new notes. The new notes will be deposited with, and issued only as fully-registered securities registered in the name of, Cede & Co. (DTC's nominee) or will remain in the custody of the trustee pursuant to a FAST Balance Certificate Agreement between DTC and the trustee. One or more fully registered global certificates will be issued for the new notes, represent all of the new notes, and be deposited with DTC.

DTC is a limited purpose Trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thus eliminating the need for physical movement of securities certificates. "Direct participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly ("indirect participants"). The rules applicable to DTC and its participants are on file with the SEC.

Exchanges of old notes for new notes within the DTC system must be made by or through direct participants, which will receive a credit for the new notes on DTC's records. The ownership interest of each holder of new notes ("beneficial owner") will in turn be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their interests in new notes, but are expected to receive written confirmations providing details of the transactions in, as well as periodic statements of their holdings of, the new notes from the direct or indirect participants through which the beneficial owners tendered their old notes for exchange. Transfers of ownership interests in the new notes will be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in new notes, except in the event that use of the book-entry system for the new notes is discontinued.

DTC has no knowledge of the actual beneficial owners of the new notes; DTC's records reflect only the identity of the direct participants to whose accounts the new notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Although voting with respect to the new notes is limited to the holders of record of the new notes, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to new notes. Instead, the company expects that DTC will authorize its direct participants to take the required action and the direct participants will, in turn, authorize holders who beneficially own new notes through the direct participants to take the required action.


The trustee will make payments of interest and principal on the new notes to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant, not DTC, the trustee or UnitedHealth Group, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of interest and principal to DTC is the responsibility of the trustee, disbursement of such payments to direct participants is the responsibility of DTC, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.


DTC may discontinue providing its services as securities depositary with respect to the new notes at any time by giving reasonable notice to the trustee and UnitedHealth Group. In the event that a successor securities depositary is not obtained, the company will print and deliver definitive certificates representing the new notes. UnitedHealth Group, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default, the holders of a majority in aggregate principal amount of the new notes under the indenture may determine to discontinue the system of book-entry transfers through DTC. In any such event, the company will print and deliver definitive certificates representing the new notes.

We have obtained the information in this section concerning DTC and DTC's book-entry system from sources that the trustee and UnitedHealth

Group believe to be accurate, but UnitedHealth Group assumes no responsibility for the accuracy of this information. UnitedHealth Group has no responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.


                            DESCRIPTION OF OLD NOTES

The old notes were issued pursuant to the indenture. See SENIOR INDENTURE, exhibit 4.1 to the registration statement. You should read the indenture for additional information on the old notes.


The terms of the old notes are identical in all material respects to the new notes, except that (i) the old notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain registration rights under the exchange and registration rights agreement (which rights will terminate upon consummation of the exchange offer, except under limited circumstances); and (ii) unlike the old notes, the new notes are not subject to additional interest in certain circumstances. The old notes and the new notes will constitute a single series of debt securities under the indenture. See "DESCRIPTION OF NEW NOTES -- GENERAL." Accordingly, holders of old notes should review the information set forth under "THE EXCHANGE OFFER -- CONSEQUENCES OF FAILURE TO EXCHANGE."


                         CERTAIN UNITED STATES FEDERAL
                           INCOME TAX CONSIDERATIONS


The following describes the principal United States federal income tax consequences to a holder of new notes who is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations provide otherwise), (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, as well as certain trusts in existence on August 20, 1996, and treated as United States persons before that date, that elect to continue to be treated as United States persons.


The following summary deals only with new notes held as capital assets by purchasers of old notes at the issue price and not with special classes of holders, such as dealers in securities or currencies, financial institutions, life insurance companies, persons holding new notes as a hedge against or which are hedged against currency risks, and persons whose functional currency is not the U.S. dollar. A person considering the exchange of old notes for new notes should consult his or her own tax advisor concerning these matters and the tax treatment under foreign, state and local tax laws and regulations.


This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Changes in this area of law may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of the new notes. The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of the new notes may differ from the treatment described below.


EXCHANGE OF NOTES

The exchange of old notes for new notes should not be a taxable event for federal income tax purposes. The exchange of old notes for new notes pursuant to the exchange offer should not be treated as an "exchange" for federal income tax purposes because the new notes should not be considered to differ materially in kind or extent from the old notes and because the exchange will occur by operation of the terms of the old notes. If, however, the exchange of the old notes for new notes were treated as an exchange for federal income tax purposes, the exchange should constitute a recapitalization for federal income tax purposes. Accordingly, the new notes should have the same issue price as the old notes, and a holder should have the same adjusted basis and holding period in the new notes as the holder had in the old notes immediately before the exchange.


INTEREST


As a general rule, interest paid or accrued on the new notes will be treated as ordinary income to holders of new notes. A holder using the accrual method of accounting for federal income tax purposes is required to include interest paid or accrued on the new notes in ordinary income as the interest accrues, while a holder using the cash receipts and disbursements method of accounting for federal income tax purposes must include that interest in ordinary income when payments are received (or made available for receipt) by such holder.


SALE, EXCHANGE OR RETIREMENT OF NOTES

A holder's tax basis in a new note will generally be the same as the holder's basis in the old note surrendered for the new note. Upon the sale, exchange or retirement of a new note, a holder will generally recognize gain or loss equal to the difference between the amount realized (not including any amounts attributable to accrued and unpaid interest) and the holder's tax basis of the note. Long-term capital gain of a non-corporate United States holder is generally subject to a maximum tax rate of 20% in respect of property held for more than one year.

WITHHOLDING TAXES AND REPORTING REQUIREMENTS


Interest payments, accrual of original issue discount and payments of principal and any premium with respect to a note will be reported to the extent required by the Code to holders and the IRS. These amounts will ordinarily not be subject to withholding of federal income tax. However, a backup withholding tax at a rate of 31% may apply to these payments if a holder fails to supply the company or its agent with the holder's taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns.


                              PLAN OF DISTRIBUTION


Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by participating broker-dealers during the period referred to below in connection with resales of new notes received in exchange for old notes if the old notes were acquired by the participating broker-dealers for their own accounts as a result of market-making activities or other trading activities. The company has agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of new notes for a period ending 180 days after the expiration date (subject to extension under certain limited circumstances described herein) or, if earlier, when all new notes have been disposed of by the participating broker-dealer. See "THE EXCHANGE OFFER -- RESALES OF NEW NOTES."



The company will not receive any cash proceeds from the issuance of the new notes. New notes received by broker-dealers for their own accounts in connection with the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices.



Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any new notes.


Any broker-dealer that resells new notes that were received by it for its own account in connection with the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of new notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


The company has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the new notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the new notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                             VALIDITY OF NEW NOTES

Dorsey & Whitney LLP has passed upon the validity of the new notes offered by this prospectus.

                                    EXPERTS


The consolidated balance sheets as of December 31, 1998 and 1997, and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998, of UnitedHealth Group incorporated by reference in this prospectus and included elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, which is incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.



With respect to the unaudited condensed interim financial information for the quarters ended June 30, and September 30, 1998 and 1997 of UnitedHealth Group incorporated by reference in this registration statement, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited condensed interim financial information because these reports are not "reports" or "parts" of the prospectus or the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding, by reason of the former or present official capacity (as defined) of such person, against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or complete civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

    Our Bylaws provide for the indemnification of such persons, for such expenses and liabilities, in such manner, under such circumstances and to such extent of permitted by Section 302A.521 of the Minnesota Business Corporation Act.

    We maintain a standard policy of officers' and directors' insurance.

ITEM 21. EXHIBITS


   4.1  Senior Indenture dated as of November 15, 1998, between United
        HealthCare and the Bank of New York. (Incorporated by reference to Registration Statement on Form S-3 filed by United HealthCare on
        October 22, 1998 (file no. 333-66013)).

  *4.2  Exchange and Registration Rights Agreement, dated as of November 19,
        1998, between United HealthCare and Goldman, Sachs & Co. as representative of the Initial Purchasers.

   4.3  Form of Security for 6.60% Senior Notes due 2003 originally issued by
        United HealthCare on November 24, 1998.

   4.4 Form of Security for 6.60% Senior Notes due 2003 to be issued by the Company and registered under the Securities Act.

   5.1  Opinion of Dorsey & Whitney LLP re legality.

  12.1  Computation of Ratio of Earnings to Fixed Charges.

  12.2  Computation of Ratio of Earnings to Fixed Charges and Preferred Stock
        Dividends.

  15.1  Letter re Unaudited Interim Financial Information.

  23.1  Consent of Arthur Andersen LLP.

  23.2  Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

 *24    Powers of Attorney.

  25    Form T--1 Statement of Eligibility of The Bank of New York to act as
        Trustee under the Senior Indenture.

  99.1  Form of Letter of Transmittal.

  99.2  Form of Notice of Guaranteed Delivery.

  99.3  Form of Exchange Agent Agreement.


------------------------


*   Previously filed


ITEM 22. UNDERTAKINGS

    REG. S-K, ITEM 512(B) UNDERTAKING: The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    REG. S-K, ITEM 512(H) UNDERTAKING: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    FORM S-4, ITEM 22(B) UNDERTAKING: The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    FORM S-4, ITEM 22(C) UNDERTAKING: The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on May 3, 1999.


                                UNITED HEALTHCARE CORPORATION

                                By              /s/ DAVID J. LUBBEN
                                     -----------------------------------------
                                             David J. Lubben, SECRETARY


    Pursuant to the requirements of the Securities Act, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities indicated on May 3, 1999.


          SIGNATURE                        TITLE
------------------------------  ---------------------------

                                President, Chief Executive
    /s/ WILLIAM W. MCGUIRE        Officer and Director
------------------------------    (principal executive
   William W. McGuire, M.D.       officer)

     /s/ ARNOLD H. KAPLAN       Chief Financial Officer
------------------------------    (principal financial
       Arnold H. Kaplan           officer)

   /s/ PATRICK J. ERLANDSON     Chief Accounting Officer
------------------------------    (principal accounting
     Patrick J. Erlandson         officer)

                                Director
------------------------------
   William C. Ballard, Jr.

              *                 Director
------------------------------
       Richard T. Burke

                                Director
------------------------------
       James A. Johnson

                                Director
------------------------------
        Thomas H. Kean

              *                 Director
------------------------------
    Douglas W. Leatherdale

          SIGNATURE                        TITLE
------------------------------  ---------------------------

------------------------------  Director
      Walter F. Mondale

              *                 Director
------------------------------
      Mary O. Mundinger

              *                 Director
------------------------------
        Robert L. Ryan

              *                 Director
------------------------------
      William G. Spears

              *                 Director
------------------------------
       Gail R. Wilensky

*By:     /s/ DAVID J. LUBBEN
      -------------------------
           David J. Lubben
         AS ATTORNEY-IN-FACT

EXHIBIT
NUMBER                            DESCRIPTION                           PAGE
-------   ------------------------------------------------------------  ----

   4.1    Senior Indenture dated as of November 15, 1998, between
          United HealthCare and the Bank of New York. (Incorporated by reference to Registration Statement on Form S-3 filed by United HealthCare on October 22, 1998 (file no. 333-66013)).

  *4.2    Exchange and Registration Rights Agreement, dated as of
          November 19, 1998, between United HealthCare and Goldman,
          Sachs & Co. as representative of the Initial Purchasers.

   4.3 Form of Security for 6.60% Senior Notes due 2003 originally issued by United HealthCare on November 24, 1998.

   4.4 Form of Security for 6.60% Senior Notes due 2003 to be issued by United HealthCare and registered under the Securities Act.

   5.1    Opinion of Dorsey & Whitney LLP re legality.

  12.1    Computation of Ratio of Earnings to Fixed Charges.

  12.2    Computation of Ratio of Earnings to Fixed Charges and
          Preferred Stock Dividends.

  15.1    Letter re Unaudited Interim Financial Information.

  23.1    Consent of Arthur Andersen LLP.

  23.2    Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

 *24      Powers of Attorney.

  25 Form T--1 Statement of Eligibility of The Bank of New York to act as Trustee under the Senior Indenture.

  99.1    Form of Letter of Transmittal.

  99.2    Form of Notice of Guaranteed Delivery.

  99.3    Form of Exchange Agent Agreement.


------------------------


*   Previously filed